Exhibit 10.1

              Execution version

AMENDMENT NO. 9 TO RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 9 TO RECEIVABLES PURCHASE AGREEMENT, dated as of October 16, 2008 (this “Amendment”), is by and among Ralcorp Holdings, Inc., a Missouri corporation, as Master Servicer (the “Master Servicer”), Ralcorp Receivables Corporation, a Nevada corporation (“Seller”), Falcon Asset Securitization Company LLC, a Delaware limited liability company formerly known as Falcon Asset Securitization Corporation (together with its successors and assigns, “Conduit”), and JPMorgan Chase Bank, N.A., successor by merger to Bank One, NA (Main Office Chicago), individually and as Agent under the Existing Agreement (as defined below) (in such capacity, the “Agent”), and pertains to that certain Receivables Purchase Agreement dated as of September 25, 2001 by and among the parties hereto, as heretofore amended (the “Existing Agreement”).  Unless defined elsewhere herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Existing Agreement.

PRELIMINARY STATEMENT

                                The parties wish to amend the Existing Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments.

         1.1. Each of the following definitions in the Existing Agreement is hereby amended and restated in its entirety to read, respectively, as follows:

“Collection Account Agreement” means an agreement substantially in the form of Exhibit VI (or otherwise agreed to by the Agent in its reasonable discretion) among a Collection Bank, the Agent and, as applicable, an Originator and/or Seller.

“Concentration Limit” means, at any time, for any Obligor, 3.33% of the aggregate Outstanding Balance of all Eligible Receivables, or such higher or lower amount (a “Special Concentration Limit”) for such Obligor designated by the Agent, upon not less than three Business Days’ notice to Seller; provided, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, that Conduit or the Required Financial Institutions may, upon not less than three Business Days’ notice to Seller, cancel any Special Concentration Limit.  As of the date hereof, until notice from the Agent to the contrary in accordance with the preceding sentence, the following Special Concentration Limits shall be in effect:

Obligor	Percentage of Eligible Receivables
CVS/Caremark and Affiliates	7.50%
Kroger and Affiliates	5.00%
Walgreen’s and Affiliates	7.50%
Wal-Mart and Affiliates	14.00%

“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 2.25% above the Base Rate.

“Dilution Horizon Ratio” means, on any date of determination, an amount calculated by dividing (a) cumulative sales generated by the Originators during the most recent 30 days by (b) the Net Receivables Balance as of the last day of the month then most recently ended.

“Dilution Percentage” means, on any date of determination, a percentage equal to:

{ (2 x ED) + [ (DS – ED) x (DS / ED) ] } x DHR

where:

ED           =           Expected Dilution as of such date;

DS           =           the Dilution Spike on such date; and

DHR        =           the Dilution Horizon Ratio.

“LIBO Rate” means the rate per annum equal to the sum of (i) (a) the offered rate for deposits in U.S. dollars of amounts equal or comparable to the principal amount of the related Liquidity Funding offered for a term comparable to such Interest Period, which rates appear on a Bloomberg L.P. terminal, displayed under the address “US0001M <Index> Q <Go>” effective as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, provided that, (i) if such Bloomberg L.P. address is not available to the Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by the Agent to be the rate at which JPMorgan offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) 2.50% per annum.  The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

“Liquidity Termination Date” means October 15, 2009.

“Loss Horizon Ratio” means, on any date of determination, the percentage equal to (i) gross sales of the Originators in the three calendar months then most recently ended, divided by (ii) the Net Receivables Balance as of the last day of the calendar month then most recently ended.

“Net Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by (i) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor, (ii) the aggregate amount of Unallocated Cash, and (iii) the product of (a) 1.5 and (b) the aggregate amount of Accrued Sales Discount.

“Purchase Limit” means $75,000,000.

1.2.           Each of the following definitions is hereby inserted in the appropriate alphabetical order in Exhibit I of the Existing Agreement:

“Ralcorp Credit Agreement” means that certain Credit Agreement, dated as of July 18, 2008, among Ralcorp, as Borrower thereunder, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and Issuing Bank thereunder, as amended, restated or otherwise modified from time to time unless otherwise specified herein and whether or not the same remains in effect.

1.3.           Section 9.1(c) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

(c)           (i) Failure of the Master Servicer to pay any Indebtedness when due in excess of $35,000,000 in principal amount (“Material Indebtedness”); or the default by the Master Servicer in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Master Servicer shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or

(ii) Failure of Seller to pay any Indebtedness when due in an aggregate principal amount of $10,750 or more; or the default by Seller in the performance of any term, provision or condition contained in any agreement under which any Indebtedness in an aggregate principal amount of $10,750 or more was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of Seller in an aggregate principal amount of $10,750 or more shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or

(iii) Failure of Ralcorp to observe any covenant contained in Section 6.17 of the Ralcorp Credit Agreement without regard to any subsequent amendment unless the Agent gives its written consent to such amendment.

1.4.           Section 9.1(f) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

(f)           As at the end of any calendar month:

(i)           the 3-month rolling average of the Delinquency Ratio shall exceed 5.0%;

(ii)           the 3-month rolling average of the Default Ratio shall exceed 1.25%; or

(iii)           the 3-month rolling average of the Dilution Ratio shall exceed 7.0%.

1.5.           Article X of the Existing Agreement is hereby amended by inserting at the end thereof Section 10.4 as follows:

Section 10.4          Accounting Based Consolidation Event.

(a)           If an Accounting Based Consolidation Event shall at any time occur, then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Affected Entity, such amounts as such Affected Entity reasonably determines will compensate or reimburse such Affected Entity for any resulting (i) fee, expense or increased cost charged to, incurred or otherwise suffered by such Affected Entity, (ii) reduction in the rate of return on such Affected Entity's capital or reduction in the amount of any sum received or receivable by such Affected Entity or (iii) internal capital charge or other imputed cost determined by such Affected Entity to be allocable to Seller or the transactions contemplated in this Agreement in connection therewith.  Amounts under this Section 10.4 may be demanded at any time without regard to the timing of issuance of any financial statement by Conduit or by any Affected Entity; provided, that the Agent shall have notified Seller of the occurrence of an Accounting Based Consolidation Event within 30 days after the Agent has become aware of the occurrence thereof; provided, further, that Seller’s reimbursement liabilities in respect of an Account Based Consolidation Event for any Accrual Period shall not exceed the Maximum Reimbursement Amount in respect of such Accrual Period.

(b)           For the purposes of this Section 10.4, the following terms shall have the following meanings:

“Accounting Based Consolidation Event” means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of Conduit that are subject to this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of an Affected Entity.  An Accounting Based Consolidation Event shall be deemed to occur on the date any Affected Entity shall acknowledge in writing that any such consolidation of the assets and liabilities of Conduit shall occur.

“Affected Entity” means (i) any Financial Institution, (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Conduit, (iii) any agent, administrator or manager of Conduit, or (iv) any bank holding company in respect of any of the foregoing.

“Maximum Reimbursement Amount” means, in respect of any Accrual Period, an amount equal to the aggregate amount of Yield that would be payable to the Financial Institutions for such Accrual Period if the Purchaser Interests were funded by the Financial Institutions at a rate equal to the LIBO Rate for a Tranche Period equal to such Accrual Period.

1.6.           Article XII of the Existing Agreement is hereby amended by inserting at the end thereof Section 12.3 as follows:

Section 12.3          Federal Reserve.  Any Financial Institution may at any time pledge or grant a security interest in all or any portion of its rights (including, without  limitation, any Purchaser Interest and any rights to payment of Capital and Yield) under this Agreement to secure obligations of such Financial Institution to a Federal Reserve Bank, and the foregoing provisions of this Article XII shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Financial Institution from any of its obligations hereunder, or substitute any such pledgee or grantee for such Financial Institution as a party hereto.

1.7.           Section 14.14 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

Section 14.14        Characterization.

(a)           It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest.  Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each Purchaser and the Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or the Agent or any assignee thereof of any obligation of Seller or any Originator or any other Person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or any Originator.

(b)           In addition to any ownership interest which the Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids.  The Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

(c)           If, notwithstanding the intention of the parties expressed above, any sale or transfer by Seller hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable (any of the foregoing being a “Recharacterization”) , then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law.  In the case of any Recharacterization, Seller represents and warrants that each remittance of Collections to the Agent or the Purchasers hereunder will have been (i) in payment of a debt incurred in the ordinary course of business or financial affairs and (ii) made in the ordinary course of business or financial affairs.

(d)           Seller hereby authorizes the Agent to file a financing statement naming Seller as debtor or seller that describes the collateral as “all assets whether now existing or hereafter arising” or words of similar effect.

1.8.           Each of Exhibits III, IV and X and Schedule A to the Existing Agreement is hereby amended and restated in its entirety to read as set forth in such Exhibit or Schedule attached to this Amendment.

1.9.           (a)  Each reference to Bank One, NA (Main Office Chicago) in the Existing Agreement and the other Transaction Documents is hereby deemed to refer to JPMorgan Chase Bank, N.A., successor by merger to Bank One, NA (Main Office Chicago).

(b)  Each occurrence of “Bank One” in any defined term in the Existing Agreement and the other Transaction Documents is hereby replaced by “JPMorgan”.

(c)  The definition of “Bank One” appearing in Exhibit I to the Existing Agreement is hereby amended and restated in its entirety as follows:

“JPMorgan” means JPMorgan Chase Bank, N.A., successor by merger to Bank One, N.A. (Main Office Chicago), in its individual capacity, and its successors.

(d)  Each reference to Falcon Asset Securitization Corporation, a Delaware corporation, as “Conduit” in the Existing Agreement and the other Transaction Documents is hereby deemed to refer to Falcon Asset Securitization Company LLC, a Delaware limited liability company formerly known as Falcon Asset Securitization Corporation.

(e)  The notice information applicable to JPMorgan Chase Bank in the Existing Agreement and any other Transaction Document shall be as follows:

10 South Dearborn Street, Floor 13
Chicago, IL 60603
Attn:  ABS Conduit Portfolio Management
Phone:  (312) 732-1845
Fax:  (312)732-3600

(f)  The notice information applicable to Conduit in the Existing Agreement and any other Transaction Document shall be as follows:

c/o JPMorgan Chase Bank, N.A.
10 South Dearborn Street, Floor 13
Chicago, IL 60603
Attn:  ABS Conduit Portfolio Management
Phone:  (312) 732-1845
Fax:  (312)732-3600

2.           Representations.  In order to induce the Agent and the Purchasers to agree to this Amendment, each Seller Party hereby makes as of the date hereof each of the representations and warranties contained in Section 5.1 of the Existing Agreement.

3.           Condition Precedent.  This Amendment shall become effective as of the date hereof, upon satisfaction of all of the following conditions precedent:

3.1.           The Agent shall have received counterparts of this Amendment, duly executed by each of the other parties hereto.

3.2.           The Agent shall have received each of the documents listed on Exhibit I to that certain Amendment No. 3 to Receivables Sale Agreement, dated as of the date hereof, by and among the Originators (as defined therein), and Ralcorp Receivables Corporation, a Nevada corporation, as Buyer thereunder.

3.3           The receipt by each applicable Person of all fees that are described in the Fee Letter and that are due and payable on or prior to the date hereof.

4.           Miscellaneous.

4.1.           CHOICE OF LAW.  THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

4.2.           Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns (including any trustee in bankruptcy and the Agent).

4.3.           Counterparts; Severability.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

<Signature Pages Follow>

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date hereof.

RALCORP HOLDINGS, INC.,
as Master Servicer

By:   /s/ S. Monette
Name:    S. Monette
Title:      Corporate Vice President and Treasurer

RALCORP RECEIVABLES CORPORATION,
as Seller

By:    /s/ S. Monette
Name:     S. Monette
Title:      Treasurer

FALCON ASSET SECURITIZATION COMPANY LLC

By: JPMorgan Chase Bank, N.A., its attorney-in-fact

By:   /s/ Joel Gedroic
Name:   Joel Gedroic
Title:     Executive Director

JPMORGAN CHASE BANK, N.A.,
individually and as Agent

By:   /s/ Joel Gedroic
Name:    Joel Gedroic
Title:      Executive Director